                              RYKOFF-SEXTON, INC.
                             1050 WARRENVILLE ROAD
                           LISLE, ILLINOIS 60532-5201

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 15, 1995

                             ---------------------

TO THE STOCKHOLDERS OF RYKOFF-SEXTON, INC.:

    The Annual Meeting of Stockholders of Rykoff-Sexton, Inc. (the "Company") will be held at the Park Hyatt Hotel, 800 North Michigan Avenue, Chicago, Illinois 60611 on Friday, September 15, 1995 at 10:00 A.M., or at any adjournment thereof, for the following purposes:

    1. To elect four persons to the Board of Directors, three of whom will serve in Class B with terms ending in 1998 and one of whom will serve in Class C with a term ending in 1997;

    2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for fiscal 1996; and

    3. To transact any other business that may properly come before the meeting or any adjournment thereof.

    Pursuant to due action of the Board of Directors, stockholders of record as of the close of business on July 21, 1995 will be entitled to vote at the meeting or any adjournments thereof.

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW THE PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors

                                          Neil I. Sell
                                          SECRETARY

July 27, 1995

                                PROXY STATEMENT
                                       OF
                              RYKOFF-SEXTON, INC.
                             1050 WARRENVILLE ROAD
                           LISLE, ILLINOIS 60532-5201

                            ------------------------

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               SEPTEMBER 15, 1995
                             ---------------------

                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rykoff-Sexton, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on September 15, 1995 and any adjournment thereof. The approximate date of mailing of this Proxy Statement and the accompanying proxy to stockholders is July 27, 1995.

    The number of outstanding voting securities of the Company at the close of business on the record date, July 21, 1995, was 14,614,158 shares of common stock, $.10 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote. Only stockholders of record at the close of business on July 21, 1995 will be entitled to vote at the meeting or any adjournments thereof. All share amounts included herein give effect to a five-for-four stock split, effected in the form of a stock dividend, which was distributed on January 24, 1995 to stockholders of record on December 21, 1994.

    The holders of a majority of the shares issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Directors are elected by plurality vote. Ratification of the appointment of the independent public accountants and approval of all other matters to be acted upon at the Annual Meeting requires the affirmative vote of the holders of a majority of the shares having voting power and present in person or by proxy.

    Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and who will determine whether or not a quorum is present. With respect to the election of directors, votes may be cast in favor or withheld. Abstentions may be specified on all proposals (other than the election of directors), will be counted for purposes of determining the total votes cast on the matter for which such abstention is noted and will have the effect of a negative vote on such matter. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter.

    Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the shares represented by each such proxy will be voted at the meeting and any adjournment thereof. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy.

    The Company will bear the cost of soliciting proxies for the meeting. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the soliciting material to beneficial owners of stock. Proxies are being solicited primarily by mail, but officers and regular employees of the Company may also solicit proxies personally, by telephone or by special letter. The Company will also use the services of Chemical Mellon Shareholder Services to aid in the solicitation of proxies at an anticipated fee of $4,500, plus reasonable expenses.

                             ELECTION OF DIRECTORS

NOMINATION AND CLASSIFICATION

    The Restated Certificate of Incorporation of the Company provides that the Company's Board of Directors shall be divided into three classes and requires that at each Annual Meeting, successors to directors whose terms expire at that Annual Meeting shall be elected for three-year terms. The terms of the directors in Class B expire with this Annual Meeting. On June 19, 1995, the Board of Directors unanimously approved an increase in the size of the Board from seven to eight members. In connection therewith, the Board determined to place the newly created board seat in Class C to equalize the relative size between the classes. The terms of the directors in Class C expire in 1997.

    The Board of Directors has nominated Mr. James P. Miscoll, Mr. Bernard Sweet and Mr. Mark Van Stekelenburg for election as directors in Class B at this meeting to serve for three-year terms expiring at the 1998 Annual Meeting of Stockholders, and has also nominated Mr. Jan W. Jeurgens for election as a director in Class C to serve a two-year term expiring at the 1997 Annual Meeting of Stockholders, or until their respective successors are elected and qualified. Each nominee has consented to serve for their term if elected.

    All proxies will be voted in favor of the four nominees listed below unless a contrary choice is specified. If, prior to the Annual Meeting, the Board of Directors learns that a nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies will be voted for the election of such substitute nominee as may be selected by the Board of Directors.

    Biographical information for each person nominated and for each person whose term of office as a director will continue after the Annual Meeting is set forth below.

                                            PRINCIPAL OCCUPATION,
                                             BUSINESS EXPERIENCE
                                             PAST FIVE YEARS AND        DIRECTOR
             NAME AND AGE                       DIRECTORSHIPS            SINCE
- --------------------------------------  ------------------------------  --------
NOMINEES
CLASS B (TERMS EXPIRING IN 1998)
James P. Miscoll (60)                   Retired since 1992. Mr.           1992
                                         Miscoll was previously Vice
                                         Chairman of BankAmerica
                                         Corporation. He is a director
                                         of Coast Federal Financial,
                                         Inc., Northern Technology,
                                         Inc., Montgomery-Watson,
                                         Inc., Winkler McManus and
                                         CHELA (California Higher
                                         Education Loan Authority).
Bernard Sweet (71)                      Retired since 1985. Mr. Sweet     1978
                                         was previously President and
                                         Chief Executive Officer of
                                         Republic Airlines, Inc. He is
                                         a director of G&K Services,
                                         Inc.
Mark Van Stekelenburg (44)              President and Chief Executive     1992
                                         Officer of the Company since
                                         December 1992. Mr. Van
                                         Stekelenburg joined the
                                         Company in 1991 and was
                                         Executive Vice President
                                         until December 1992. He was
                                         previously President and
                                         Chief Executive Officer of
                                         Grootverbruik Ahold, the
                                         foodservice division of Royal
                                         Ahold, N.V., The Netherlands.
CLASS C (TERM EXPIRING IN 1997)
Jan W. Jeurgens (74)                    Retired since 1983. From        Nominee
                                         1968-1983, Mr. Jeurgens
                                         served as Chief Executive
                                         Officer of Netherlands-based
                                         Makro International, a
                                         world-wide wholesaler of food
                                         and non-food products. Mr.
                                         Jeurgens continues an active
                                         involvement in the
                                         international distribution
                                         industry.

                                            PRINCIPAL OCCUPATION,
                                             BUSINESS EXPERIENCE
                                             PAST FIVE YEARS AND        DIRECTOR
             NAME AND AGE                       DIRECTORSHIPS            SINCE
- --------------------------------------  ------------------------------  --------
CONTINUING DIRECTORS
CLASS A (TERMS EXPIRING IN 1996)
James I. Maslon (68)                    Retired since 1992. Mr. Maslon    1962
                                         was previously Vice President
                                         -- Manufacturing of the
                                         Company's S.E. Rykoff & Co.
                                         division.
Robert G. Zeller (77)                   Retired since 1979. Mr. Zeller    1972
                                         was previously Chairman of
                                         the Board and Chief Executive
                                         Officer of F. Eberstadt &
                                         Co., Inc., an investment
                                         banking firm. He is a
                                         director of Salomon Inc.
CLASS C (TERMS ENDING IN 1997)
R. Burt Gookin (81)                     Retired since 1979. Mr. Gookin    1985
                                         was previously Vice Chairman
                                         of the Board and Chief
                                         Executive Officer of H. J.
                                         Heinz Company.
Neil I. Sell (54)                       Secretary of the Company. Mr.     1982
                                         Sell is a partner in the law
                                         firm of Maslon Edelman Borman
                                         & Brand, a Professional
                                         Limited Liability
                                         Partnership. He is a director
                                         of Grand Casinos, Inc. and
                                         Stratosphere Corporation.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    The Board of Directors held twelve meetings during the last fiscal year, and took action by Written Consent on two occasions. The Board of Directors has an Audit Committee, a Management Development -- Compensation and Stock Option Committee and a Nominating Committee. In fiscal 1995, the Board of Directors determined to consolidate each of its Management Development -- Compensation and Stock Option Committees into a single committee, which it named the Management Development -- Compensation and Stock Option Committee.

    The Company's Audit Committee, which consists of Messrs. James I. Maslon, James P. Miscoll, Neil I. Sell, Bernard Sweet and Robert G. Zeller, held two meetings during the last fiscal year. The Audit Committee recommends to the full Board of Directors the engagement of the independent public accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors and reviews the adequacy of the Company's system of internal accounting controls.

    The Company's Management Development -- Compensation and Stock Option Committee, which consists of Messrs. R. Burt Gookin, James P. Miscoll, Bernard Sweet and Robert G. Zeller, held an aggregate of seven meetings during the last fiscal year. Three of these meetings were held by the committee formerly known as the Stock Option Committee and four were held by the committee formerly known as the Management Development -- Compensation Committee. The Management Development -- Compensation and Stock Option Committee reviews the Company's remuneration policies and practices, administers each of the Rykoff-Sexton, Inc. 1980 Stock Option Plan, the 1988 Stock Option and Compensation Plan (the "1988 Plan") and the 1989 Director Stock Option Plan, administers the Company's incentive compensation programs and makes recommendations to the full Board of Directors in connection with all compensation matters affecting the Company.

    The Company's Nominating Committee, which consists of Messrs. R. Burt Gookin, James I. Maslon, Neil I. Sell and Bernard Sweet, held one meeting during the last fiscal year. The Nominating Committee makes recommendations to the full Board of Directors on the following matters: the size and constituency of the Board of Directors, the age limit for Board of Directors membership, the filling of vacancies on the Board of Directors and the removal of any director for cause. In recommending persons to the Board of Directors as potential nominees for election as directors, the Nominating Committee will consider written suggestions regarding the qualifications that nominees should possess, but it will not entertain stockholder nominations of specific individuals.

COMPENSATION OF DIRECTORS

    During fiscal 1995, directors who were not employees of the Company received an annual retainer of $15,000. Directors also receive a fee of $1,750 for each meeting of the Board of Directors attended, $875 for each telephonic meeting of the Board of Directors and $500 for each committee meeting attended.

    The 1993 Director Stock Option Plan provides for an annual grant to non-employee directors of options to purchase 1,250 shares at an option exercise price equal to the fair market value of such shares on the grant date. Each such option has a ten year term and generally becomes exercisable on the first anniversary of the grant date. Messrs. Gookin, Maslon, Miscoll, Sell, Sweet and Zeller each were granted options to purchase 1,250 shares at an exercise price of $16.30 on September 9, 1994. Each of these directors also received a one-time grant of options to purchase 6,250 shares of Common Stock at an exercise price of $11.20 on June 21, 1993. These options have ten year terms and generally become exercisable in three equal annual installments commencing on June 21, 1994.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth all persons known by the Company to be the beneficial owners of more than five percent (5%) of the outstanding Common Stock of the Company as of July 1, 1995:

                                                            SHARES
                                                         BENEFICIALLY   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                        OWNED       OF CLASS
- -------------------------------------------------------  ------------   --------
State Farm Mutual Automobile Insurance Company
 and related entities..................................     1,538,635     10.53%
One State Farm Plaza
Bloomington, Illinois 61701
John Hancock Mutual Life Insurance Company and related
 entities..............................................     1,279,062      8.75%
P.O. Box 111
Boston, Massachusetts 02117
The Prudential Insurance Company of America............     1,063,406      7.27%
Prudential Plaza
Newark, New Jersey 07102-3777
David L. Babson & Co., Inc.............................       843,125      5.77%
One Memorial Drive
Cambridge, Massachusetts 02142
FMR Corp...............................................       814,575      5.57%
82 Devonshire Street
Boston, Massachusetts 02109-3605
ICM Asset Management, Inc..............................       791,119      5.41%
601 West Main Avenue, Suite 917
Spokane, Washington 99201
Archer Daniels Midland Company.........................       754,625      5.16%
4666 Faries Parkway
P.O. Box 1470
Decatur, Illinois 62525

    The following table sets forth beneficial ownership of Common Stock as of a recent date for each director of the Company, each executive officer named in the Summary Compensation Table under "EXECUTIVE COMPENSATION" herein and all directors and executive officers as a group. Unless otherwise stated and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares shown.

                                                           SHARES
                                                        BENEFICIALLY    PERCENT
NAME                                                        OWNED       OF CLASS
- ------------------------------------------------------  -------------   --------
Mark Van Stekelenburg.................................    260,829(1)     1.76%
Harold E. Feather.....................................    100,813(2)         *
R. Burt Gookin........................................      8,697(3)         *
Alan V. Giuliani......................................     50,896(4)         *
Robert J. Harter, Jr..................................     54,742(5)         *
Richard J. Martin.....................................     32,109(6)         *
James I. Maslon.......................................    372,728(7)     2.55%
James P. Miscoll......................................      9,167(8)         *
Neil I. Sell..........................................      9,580(9)         *
Bernard Sweet.........................................     12,837(10)        *
Robert G. Zeller......................................     31,368(11)        *
All directors and executive officers as a group
 (fourteen persons)...................................    998,682(12)    6.61%

- ------------------------
 *   Less than 1%.
 (1) Includes options exercisable within 60 days to purchase 233,438 shares pursuant to the 1988 Stock Option and Compensation Plan. Also includes 62 shares owned by one of his children.
 (2) Includes options exercisable within 60 days to purchase 84,376 shares pursuant to the 1980 Stock Option Plan and the 1988 Stock Option and Compensation Plan.
 (3) Includes options exercisable within 60 days to purchase 6,667 shares pursuant to the 1993 Director Stock Option Plan. Also includes 1,718 shares owned by his spouse.
 (4) Includes options exercisable within 60 days to purchase 42,969 shares pursuant to the 1988 Stock Option and Compensation Plan.
 (5) Includes options exercisable within 60 days to purchase 31,250 shares pursuant to the 1988 Stock Option and Compensation Plan.
 (6) Includes options exercisable within 60 days to purchase 31,719 shares pursuant to the 1988 Stock Option and Compensation Plan.
 (7) Includes 23,515 shares held of record by Mr. Maslon as trustee for his children, 203,460 shares held of record by Mr. Maslon as co-trustee for his mother and 125 shares owned by his spouse. Includes options exercisable within 60 days to purchase 6,667 shares pursuant to the 1993 Director Stock Option Plan.
 (8) Includes options exercisable within 60 days to purchase 6,667 shares pursuant to the 1993 Director Stock Option Plan.
 (9) Includes options exercisable within 60 days to purchase 6,667 shares pursuant to the 1993 Director Stock Option Plan.
(10) Includes options exercisable within 60 days to purchase 8,666 pursuant to the 1989 Director Stock Option Plan and the 1993 Director Stock Option Plan. Also includes 1,406 shares owned by his spouse.
(11) Includes options exercisable within 60 days to purchase 7,197 shares pursuant to the 1989 Director Stock Option Plan and the 1993 Director Stock Option Plan.
(12) Includes options exercisable within 60 days to purchase an aggregate of 502,902 shares pursuant to the Company's stock option plans.

    The information contained in the foregoing footnotes is for explanatory purposes only and none of the persons named therein is the beneficial owner of shares designated as beneficially owned by or held in trust for any other person, including family members.

                     REPORT OF THE MANAGEMENT DEVELOPMENT -
                    COMPENSATION AND STOCK OPTION COMMITTEE

    The following report of the Management Development -- Compensation and Stock Option Committee (the "Committee"), as well as the Performance Graph set forth herein, are not soliciting materials, are not deemed filed with the Securities and Exchange Commission (the "SEC") and are not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

    As described on page three of this Proxy Statement, the Committee is responsible for establishing and reviewing the Company's executive compensation policies, advising the full Board of Directors on all compensation matters and administering the Company's stock option plans (other than the 1993 Director Stock Option Plan, which is administered by the entire Board of Directors). The Committee is comprised exclusively of outside directors. All decisions of the Committee relating to compensation of the President and Chief Executive Officer are reviewed and approved by the full Board of Directors. Decisions by the Committee on grants or awards pursuant to the 1988 Plan are made solely by the Committee.

COMPENSATION POLICY

    The Company's executive compensation policies are designed to foster the Company's business goals of achieving profitable growth and premium returns to stockholders. The principal objectives of these policies are as follows: (1) to attract, motivate and retain executives of outstanding ability and character,
(2) to provide rewards that are closely related to the performance of the Company and the individual executive by placing a significant portion of compensation at risk and (3) to align the interests of executives and stockholders through long-term, equity-based incentives and programs to encourage and reward stock ownership. The Committee uses the services of independent executive compensation consultants in developing and evaluating compensation plans in order to achieve the foregoing objectives.

    This report discusses the manner in which base salaries, short-term incentive compensation and long-term, equity-based incentives for the Company's President and Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the "Named Executives") were determined for the 1995 fiscal year.

EXECUTIVE COMPENSATION

    The key components of executive compensation are base salary, short-term incentive compensation and long-term, equity-based incentives. Base salary levels are generally targeted to be competitive with the average salaries paid at other companies of similar size and complexity both within and outside of the foodservice distribution and manufacturing industries. The Committee periodically has commissioned outside independent executive compensation consultants to analyze competitive compensation levels at comparable companies.

    BASE SALARY

    The Committee intends that base salaries should be set at approximately the 50th percentile of comparable companies, and previously determined to limit base salary increases for those Named Executives whose base salaries were above the 50th percentile, except where the Committee deemed merit increases to be warranted on an individual basis or necessary to retain key executives. Fiscal 1995 base salaries were based on fiscal 1994 base salaries, with adjustments based primarily on individual performance evaluations and overall annual salary budget guidelines. Fiscal 1995 base salaries for the Named Executives were in the middle to the upper end of the range for comparable companies.

    SHORT-TERM INCENTIVE COMPENSATION

    The Named Executives and other executives of the Company and its subsidiaries are eligible for annual cash bonuses under the Company's Management Incentive Plan. This plan, which is administered by the Committee, is designed to reward executives for their contributions to the Company's achievement of specified annual financial performance goals. The Committee selects participants, determines each participant's minimum, targeted and maximum bonus opportunities and establishes the annual financial performance goals for the Company and its operating units. Performance goals for the Named Executives are based upon the consolidated results for the Company. Fiscal 1995 performance goals for the Named Executives were based upon a matrix of the Company's attainment of operating profit and average return on equity goals. No bonuses are payable to the Named Executives under the Company's Management Incentive Plan unless the Company achieves a minimum of 80% of budgeted operating profit. Named Executives are eligible for targeted bonuses that range from 30% to 50% of base salary if the performance goals are met, and for maximum bonuses that range from 60% to 100% of base salary if maximum performance goals are met. In fiscal 1995, the Company achieved more than the 80% minimum of its budgeted operating profit and, when weighted on a matrix in combination with the average return on equity, payout achievement was approximately 49% of an individual's target objectives.

    During fiscal 1995, the Board of Directors awarded a discretionary bonus of $300,000 to Mr. Van Stekelenburg and $50,000 to each of the Named Executives in recognition of their accomplishments while implementing "Project RESULTS" (Realizing Excellence through Strategy, Unity, Leadership, Teamwork and Systems). These awards were made in light of the significant progress made by the Company under Project RESULTS in fiscal 1995. During this period, income from continuing operations rose to $9,376,000, or $.64 per share, from $4,121,000 or $.28 per share in the prior year. Sales also increased to $1.57 billion or 8.6% over the prior year, while operating expenses from continuing operations decreased as a percentage of sales from 20.6% to 19.2%. The Committee believes that Mr. Van Stekelenburg's leadership was a significant factor in the Company's fiscal 1995 performance.

    In order to encourage equity ownership in the Company by its executive officers, including the Named Executives, and the executive management of its operating companies, the Company implemented a Convertible Award Plan which provides that participants may elect to receive up to 50% of their annual incentive bonus under the Management Incentive Plan in the form of shares of Common Stock, based on a per share price equal to the closing price on the New York Stock Exchange of the Common Stock on the fourth day following the announcement of the Company's annual earnings for the year preceding the year in which the annual incentive bonus is calculated. If the participant makes such election, the participant is awarded one additional share of Common Stock for each five shares received in accordance with the foregoing calculation. Although such stock is owned by the participant and any dividends that the Company may declare will be paid to the participant, certain restrictions on transferability and forfeiture apply to these shares during the three years following the original date of issue.

    LONG-TERM INCENTIVE COMPENSATION

    The Company also grants stock options and other equity incentives under the 1988 Plan in order to link compensation to the Company's long-term growth and performance and to increases in stockholder value. Under the 1988 Plan, the Committee may grant stock options, stock appreciation rights, stock awards, restricted stock, performance shares and cash awards to eligible employees of the Company and its subsidiaries. The Committee has broad discretion to establish the terms of such grants. It typically grants awards on an annual basis and may also grant awards to designated employees upon commencement of employment or following a significant change in any employee's responsibility or title. Awards are based on guidelines relating to the employee's position in the Company which are set by the Committee, as well as the employee's current performance and anticipated future contributions. The Committee also considers the amount and terms of stock options previously granted to each of the Named Executives. Each member of the Committee individually evaluates these factors with respect to each Named Executive and then the Committee reaches consensus on the appropriate award. All stock options granted in fiscal 1995 had an exercise price that was equal to the fair market value of the Common Stock on the date of grant.

CANCELLATION OF CONVERGING STOCK OPTIONS

    In fiscal 1993 and 1994, the Company granted converging non-qualified stock options to a total of seven executive officers, including the Named Executives. These options had an initial exercise price of $28.00 per share, which was substantially in excess of the $13.90 and $11.20 fair market value of the Common Stock on the respective grant dates. During the first five years of the options' ten-year term, the exercise price was subject to reductions for each year the Company attained predetermined performance objectives. If the market price of the Common Stock and the adjusted exercise price of these stock options converged during the first five years of the option term, the options were to become immediately exercisable at the converging price.

    In fiscal 1994, the Committee reviewed the converging stock option grants in light of the Company's announced restructuring effort, and concluded that these options would not provide sufficient incentive to the executives as the Company focused on improving its operational performance and earnings during this transition period. Accordingly, the Committee granted new non-qualified stock options with an exercise price equal to $15.40, the fair market value of the Common Stock on June 20, 1994. This amount was within the range recommended by the Committee's independent outside compensation consulting firm. The new grants were subject, in each such case, to the cancellation of the converging stock option grant. The details with respect to the option exchange are set forth more fully in the Ten-Year Option Repricing Table appearing on page 12 of this Proxy Statement.

COMPENSATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER

    The base salary of Mr. Van Stekelenburg, the Company's President and Chief Executive Officer, is primarily based upon a survey of salaries paid to Chief Executive Officers of competitor companies. In 1994, the Company entered into a five-year employment agreement with Mr. Van Stekelenburg which provides for a minimum annual salary of $450,000, and a minimum target award of annual incentive bonus under the Management Incentive Plan (or any similar plan) of 50% of annual base salary if certain performance goals are met. A detailed discussion of Mr. Van Stekelenburg's employment agreement is set forth under "Employment Agreements and Change-in-Control Arrangements" under "EXECUTIVE COMPENSATION".

    As part of the initial compensation package offered to Mr. Van Stekelenburg when he joined the Company as an Executive Vice President in fiscal 1991, the Company made an interest-free, secured demand loan to him in connection with the purchase of his residence (the "1991 Loan"). The maximum amount outstanding under such loan in fiscal 1995 was $469,000, which Mr. Van Stekelenburg repaid in March 1995. The Company subsequently made an interest-free, secured demand loan to Mr. Van Stekelenburg in connection with the purchase of another residence following the Company's relocation to Illinois (the "1995 Loan"). The maximum amount outstanding under this loan in fiscal 1995 was $350,000. The Committee believes that these loans have enhanced the competitiveness of Mr. Van Stekelenburg's compensation package, and will encourage Mr. Van Stekelenburg to remain with the Company, in view of the Company's right to demand repayment of the 1995 Loan in the event Mr. Van Stekelenburg were to leave the Company.

    Mr. Van Stekelenburg was awarded a $109,710 cash bonus under the Management Incentive Plan for fiscal 1995, half of which he elected to convert into shares of Common Stock under the Company's Convertible Award Plan. Mr. Van Stekelenburg also received the $300,000 discretionary bonus described above related to Company improvements under Project RESULTS, and was granted a non-qualified stock option to purchase 77,500 shares of Common Stock, in connection with the cancellation of his converging stock options. These options had an exercise price of $15.40 per share, which was the fair market value of the Common Stock on the grant date.

    SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

    In 1993, changes were made to the federal corporate income tax law that limit the ability of public companies to deduct compensation in excess of $1 million paid annually to the five most highly compensated executive officers. There are exemptions from this limit, including compensation that is based on the attainment of performance goals that are established by the Committee and subsequently approved by the Company's stockholders, and forms of current compensation provided under a binding contract pre-dating the new tax law. It is the Committee's policy to seek to qualify executive compensation for deductibility to the extent consistent with the Company's overall objectives in attracting, motivating and retaining its executives. The Committee has reviewed the Company's executive compensation structure in light of the new tax law and believes that grants of stock options and stock appreciation rights under the 1988 Plan qualify as stockholder-approved performance-based compensation under a transition rule proposed by the Internal Revenue Service and, therefore, will be fully deductible when an option is exercised. Grants of restricted stock, performance stock and cash awards made after the new tax law's effective date, under each of the 1988 Plan and the Company's Management Incentive Plan, however, do not qualify as stockholder-approved performance-based compensation and, therefore, may not be fully deductible to the extent that such compensation, when added to other non-exempt compensation for a particular executive, exceeds the limit in any tax year. The Committee believes, however, that based upon current compensation levels, only compensation paid to the Company's President and Chief Executive Officer, Mark Van Stekelenburg, is at risk of not being fully deductible.

    In fiscal 1995, due to the receipt of payments made in connection with the Company's relocation to the Chicago area, the compensation of the Company's President and Chief Executive Officer exceeded the $1,000,000 pay limit by almost $100,000. The excess amount resulted from payments totaling $277,561 related to Mr. Van Stekelenburg's relocation to Chicago, Illinois. The Committee will continue to evaluate the advisability of qualifying the deductibility of the Company's executive compensation.

    The Company sponsors other employee benefit plans for both executives and non-management employees. The Committee neither administers nor makes any determinations with respect to any such plan or program.

         MANAGEMENT DEVELOPMENT-COMPENSATION AND STOCK OPTION COMMITTEE

                           Robert G. Zeller, Chairman
R. Burt Gookin
                               James P. Miscoll
                               Bernard Sweet

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The table below sets forth annual and long-term compensation for each of the last three fiscal years awarded to or earned by the President and Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company and its subsidiaries who were serving as executive officers at the end of the last fiscal year.

                                                                                              LONG TERM
                                                                                         COMPENSATION AWARDS
                           ANNUAL COMPENSATION                                       ---------------------------
                      -----------------------------                    RESTRICTED    SECURITIES
                      FISCAL                           OTHER ANNUAL       STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL     YEAR      SALARY     BONUS      COMPENSATION     AWARDS(S)      OPTIONS     COMPENSATION
POSITION                (1)      ($)(2)     ($)(3)         ($)           ($)(7)        (#)(8)         ($)(5)
- --------------------  -------   --------   --------   --------------   -----------   -----------   -------------
Mark Van                1995     453,485    354,855        314,821(4)(6)     75,758    77,500         6,696
 Stekelenburg ......    1994     432,000     67,050         31,483(4)           0      30,625         3,348
 President and Chief    1993     371,407          0         31,905(4)           0     262,500(9)          0
 Executive Officer
Harold E.               1995     289,839     81,444              0         21,368      37,500             0
 Feather ...........    1994     347,200     44,336              0              0      46,875             0
 Executive Vice         1993     307,200          0              0              0      62,500(9)          0
 President,
 Corporate Planning
Alan V. Giuliani ...    1995     238,653     71,262              0         29,348      25,000             0
 President of the       1994     232,560     25,329              0              0      23,438             0
 Company's              1993     221,048     14,110              0              0      35,000(9)          0
 Rykoff-Sexton
 Manufacturing
 Division
Robert J. Harter,       1995     222,083     65,737         84,531(6)      21,735      22,500             0
 Jr. ...............    1994     219,960     15,940              0              0      32,500(9)          0
 Senior Vice            1993     217,401          0              0              0       5,000             0
 President -- Human
 Resources and
 General Counsel
Richard J.              1995     221,054     81,597              0              0      21,250             0
 Martin ............    1994     210,000     19,551              0              0      43,438(9)          0
 Senior Vice            1993     184,140          0              0              0       5,000             0
 President and Chief
 Financial Officer

- ------------------------------
(1) Information furnished is for the 52-week fiscal years ended April 29, 1995, April 30, 1994, and May 1, 1993.
(2) Includes amounts deferred by the Named Executive under the Company's 401(k) Savings Plan. Includes cash automobile allowances.
(3) Does not include portion of a participant's bonus which the participant elected to receive in the form of restricted Common Stock of the Company. The discretionary portion of each bonus awarded to a Named Executive for fiscal year 1995 was $300,000 for Mr. Van Stekelenburg and $50,000 for each of the other Named Executives.
(4) Includes $ 37,260, as the aggregate amount of imputed interest during fiscal year 1995 on Mr. Van Stekelenburg's interest-free demand mortgage loans. The imputed interest for prior years is also shown in this column. The 1991 Loan had a principal balance of $469,000 from May, 1991 through March, 1995, and the 1995 Loan had a principal balance of $350,000 at April 29, 1995. The imputed rate of interest is based on the interest charged by commercial banks on short-term residential mortgage loans during each of the fiscal years, and is calculated for informational purposes only. The Company believes that the mortgage loans to Mr. Van Stekelenburg meet the conditions set forth in Treasury Regulation 1.7872-5T(c) and, therefore, no interest need be imputed for income tax purposes.
(5)  Term life insurance premiums.
(6) Includes payments totaling $277,561 and $84,531 to each of Messrs. Van Stekelenburg and Harter, respectively, relating to their relocation to Chicago, Illinois.
(7) The amount presented is the value of the shares awarded under the Company's Convertible Award Plan. For fiscal year 1995, the number of restricterd shares awarded to the Named Executives, including the one-for-five matching, were as follows: Mr. Van Stekelenburg -- 4,331; Mr. Feather -- 1,223; Mr. Giuliani -- 1,679; Mr. Harter -- 1,242; and Mr. Martin -- 0. The number of shares earned is calculated by dividing the amount of annual incentive bonus deferred by the Named Executive by the price of the Company's Common Stock on the New York Stock Exchange ("NYSE") on the fourth day following the announcement of the Company's annual earnings for the year preceding the year in which the annual incentive bonus was earned. For fiscal year 1995, the shares under the plan were earned at a price of $15.20 per share, and were awarded at a price of $17.75 per share, the closing price of the Company's Common Stock on the NYSE on the fourth day following the announcement of the Company's annual earnings for fiscal year 1995. The shares awarded under the plan are not transferable by the recipient for three years following receipt thereof; however, any dividends that the Company may declare, will be paid to the recipient during the three-year restriction period.
(8) Stock option awards for fiscal years 1994 and 1993 have been adjusted to reflect the Company's 5-for-4 stock dividend of January 24, 1995, with the exception of converging stock option awards, which were canceled in June 1994.
(9) Stock option awards under the Company's Converging Stock Option Award program which was canceled in fiscal year 1995. See summary of shares canceled in "Ten-Year Option Repricing" table on page 12.

OPTION GRANTS IN LAST FISCAL YEAR

    The table below sets forth information on grants of stock options during fiscal 1995 to the Named Executives under the 1988 Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                              INDIVIDUAL GRANTS
- ------------------------------------------------------------------------------
                                        % OF TOTAL                               GRANT DATE
                           NUMBER OF     OPTIONS                                   VALUE
                           SECURITIES   GRANTED TO                              ------------
                           UNDERLYING   EMPLOYEES    EXERCISE OR                 GRANT DATE
                            OPTIONS     IN FISCAL        BASE       EXPIRATION    PRESENT
NAME                       GRANTED (#)(1)    YEAR    PRICE($/SH)       DATE     VALUE ($)(4)
- -------------------------  ----------   ----------   ------------   ----------  ------------
Mark Van Stekelenburg....   77,500(2)     23.80%          15.40        6/20/04      437,100
Harold E. Feather........   37,500(2)     11.52%          15.40        6/20/04      211,500
Alan V. Giuliani.........   25,000(2)      7.68%          15.40        6/20/04      141,000
Robert J. Harter, Jr.....   22,500(3)      6.91%          15.40        6/20/04      126,900
Richard J. Martin........   21,250(3)      6.53%          15.40        6/20/04      119,850

- ------------------------
(1) All of these non-qualified stock options were granted at a price equal to the fair market value of the Company's Common Stock on the grant date and will expire ten years from the date of grant.

(2) 50% of these options become exercisable immediately upon signing of the Stock Option Agreement and an additional 25% become exercisable on each of the first and second anniversaries of the grant date.

(3)  25%  of these  options become exercisable  immediately upon  signing of the
     Stock  Option  Agreement  and  25%  each  year  commencing  on  the   first
     anniversary of the grant date.

(4) The estimated grant date present value reflected in the above table is determined using a modified Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:
     (i)  a grant price of  $15.40 per share; (ii)  an exercise price of $15.40;
     (iii) a stock volatility factor of 0.27; (iv) a risk-free interest rate of 5.94%; (v) a dividend yield of 2.60%; (vi) an option term of 10 years; and
     (vii) a 3% annual discount for the four-year vesting period applicable to such options to adjust for the risk of forfeiture during such period. The ultimate values of the options will depend on the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date an option is exercised.

AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table sets forth information on stock options held by the Named Executives at the end of fiscal 1995.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                              FY-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                OPTIONS AT FISCAL                 AT FISCAL
                              SHARES                              YEAR END (#)                  YEAR END ($)
                            ACQUIRED ON        VALUE       ---------------------------   ---------------------------
NAME                       EXERCISE (#)    REALIZED ($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------  -------------   -------------   -----------   -------------   -----------   -------------
Mark Van Stekelenburg....        0               0           202,656        92,969        $  268,609     $365,078
Harold E. Feather........        0               0            75,783        60,516           181,643      289,609
Alan V. Giuliani.........        0               0             7,110        36,329            89,165      160,995
Robert J. Harter, Jr.....        0               0            20,000        30,000            56,500      107,000
Richard J. Martin........        0               0            18,516        36,797            61,446      156,338

TEN-YEAR OPTION REPRICINGS

    The table below sets forth information on the Company's repricing of stock options held by any executive officer of the Company during the last ten completed fiscal years. In fiscal 1993 and 1994, the Company granted converging non-qualified stock options to a total of seven executive officers, including the Named Executives, with an initial exercise price of $28.00 per share, which was substantially in excess of the $13.40 and $11.20 fair market value of the Common Stock on the respective grant dates. During the first five years of the options' ten-year term, the purchase price was subject to reductions for each year the Company attained predetermined performance objectives. If the market price of the Common Stock and the adjusted price of these stock options converged during the first five years of the option term, the options were to become immediately exercisable at the converging price. In fiscal 1994, the Committee reviewed the converging stock option grants in light of the Company's announced restructuring effort, and concluded that these options would not provide sufficient incentive to executives as the Company focused on improving its operational performance and earnings during this transition period. Accordingly, the Committee granted new non-qualified stock options with an exercise price equal to $15.40, the fair market value of the Common Stock on June 20, 1994. This amount which was within the range recommended by the Committee's independent outside compensation consulting firm. The new grants were subject, in each such case, to the cancellation of the converging stock option grant.

                           TEN-YEAR OPTION REPRICINGS

                                     NUMBER OF
                                    SECURITIES                                              LENGTH OF
                                    UNDERLYING    MARKET PRICE     EXERCISE                OPTION TERM
                                      OPTIONS     OF STOCK AT      PRICE AT       NEW      REMAINING AT
                                    REPRICED OR   REPRICING OR   REPRICING OR   EXERCISE   REPRICING OR
NAME                        DATE    AMENDED (#)   AMENDMENT ($)  AMENDMENT ($)  PRICE ($)   AMENDMENT
- -------------------------  -------  -----------   ------------   ------------   --------   ------------
Mark Van Stekelenburg....  6/20/94    77,500          15.40          28.00        15.40    Eight Years
Harold E. Feather........  6/20/94    37,500          15.40          28.00        15.40    Eight Years
Alan V. Giuliani.........  6/20/94    25,000          15.40          28.00        15.40    Eight Years
Robert J. Harter, Jr.....  6/20/94    22,500          15.40          28.00        15.40     Nine Years
Richard J. Martin........  6/20/94    21,250          15.40          28.00        15.40     Nine Years
Chris G. Adams...........  6/20/94    18,750          15.40          28.00        15.40    Eight Years
Donald E. Willis, Jr.....  6/20/94    21,250          15.40          28.00        15.40     Ten Years

RETIREMENT BENEFITS

    The Pension Plan Table below is based on the Company's tax-qualified noncontributory defined benefit pension plan (the "Pension Plan"). That table contains the estimated annual retirement benefits payable on a single life annuity basis to participating employees, including officers, based on average earnings and years of participation at retirement.

                               PENSION PLAN TABLE

                              YEARS OF SERVICE
- -----------------------------------------------------------------------------
REMUNERATION      10       15       20       25       30       35       40
- -------------   -------  -------  -------  -------  -------  -------  -------
   $150,000     $15,000  $22,500  $30,000  $37,500  $45,000  $52,500  $60,000
    175,000      17,500   26,250   35,000   43,750   52,500   61,250   70,000
    200,000      20,000   30,000   40,000   50,000   60,000   70,000   80,000
    225,000      22,500   33,750   45,000   56,250   67,500   78,750   90,000
    235,840      23,584   35,376   47,168   58,960   70,752   82,544   94,336

    The Company and its subsidiary, John Sexton & Co., maintain the Pension Plan for officers and other eligible employees who are not covered by a union sponsored retirement plan. The Pension Plan covers employees of the Company for periods after April 29, 1989. Full vesting under the Pension Plan occurs after five years of service with the Company and its subsidiaries.

    The Pension Plan provides an annual lifetime benefit equal to one percent (1%) of a participant's final average pay for each year of participation. This annual benefit is subject to actuarial reduction if the pension is payable before age 65. Final average pay means the average of the participant's eligible compensation for the highest five calendar years during the participant's final fifteen years of participation. Eligible compensation generally includes all cash compensation, and for fiscal years beginning after 1993, excludes amounts exceeding $150,000 annually. The $150,000 limit will be adjusted for inflation in $10,000 increments, to be added each time the cumulative adjustment equals or exceeds $10,000. However, the limit for compensation earned in the 1993 calendar year was $235,840, and pension benefits based on that compensation will not be reduced below the level accrued as of April 30, 1994. Benefits under the Pension Plan are not subject to deduction for Social Security or other offset amounts.

    The Named Executives have the following years of participation as of April 29, 1995: Mr. Van Stekelenburg -- 4, Mr. Feather -- 30, Mr. Giuliani -- 4, Mr. Martin -- 6 and Mr. Harter -- 5. Mr. Feather's annual pension benefit payable at age 65 is estimated to be $100,752 ($9,800 more than his projected benefit under the qualified plan) because he is accruing benefits under a supplemental non-qualified plan using a more favorable and complex formula provided in the Pension Plan prior to 1989. This supplemental plan is subject to the compensation limits described in the preceding paragraph.

    The following Pension Plan Table for the President and Chief Executive Officer is based on an individual arrangement between the Company and Mr. Van Stekelenburg. The Company has entered into a separate agreement to provide Mr. Van Stekelenburg with a supplemental executive retirement plan (the "SERP"), effective July 20, 1994, in connection with his employment agreement. The table shows the estimated annual retirement benefits payable to Mr. Van Stekelenburg under the Pension Plan and the SERP on a joint and survivor basis, based on his average earnings and years of service at retirement. Accrued SERP benefits are fully vested after five years of Company service or upon disability.

          PENSION PLAN TABLE FOR PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                YEARS OF SERVICE
               --------------------------------------------------
REMUNERATION        5           10           15           20
- -------------  -----------  -----------  -----------  -----------
 $   450,000   $    67,500  $   135,000  $   202,500  $   270,000
     500,000        75,000      150,000      225,000      300,000
     600,000        90,000      180,000      270,000      360,000
     700,000       105,000      210,000      315,000      420,000
     800,000       120,000      240,000      360,000      480,000
     900,000       135,000      270,000      405,000      540,000

    The SERP and the Pension Plan (described above) together provide an annual lifetime benefit equal to sixty percent (60%) of Mr. Van Stekelenburg's final average pay, reduced by three percent (3%) for each year of Company service less than 20 years. The annual SERP benefit is reduced by any Social Security retirement benefits received by Mr. Van Stekelenburg and is actuarially reduced if the pension is payable before age 60. Final average pay under the SERP means the average of Mr. Van Stekelenburg's cash compensation during the last three years of his Company employment. The amounts in the Pension Plan Table For President and Chief Executive Officer include both SERP and Pension Plan benefits, but have not been reduced by any Social Security benefits (currently a maximum of $14,400 annually).

    The SERP provides a lifetime disability benefit, payable without actuarial reduction. The minimum disability benefit is thirty percent (30%) of Mr. Van Stekelenburg's final average pay. After his death, the SERP also provides a lifetime benefit for his surviving spouse. The surviving spouse's pension is sixty percent (60%) of Mr. Van Stekelenburg's retirement benefits under the SERP and the Pension Plan, reduced by any survivor benefits paid under the Pension Plan.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Company entered into an employment agreement with Mark Van Stekelenburg effective July 20, 1994. The employment agreement provides for a five-year term (with automatic one-year renewals thereafter unless either party gives notice of termination), a minimum annual base salary of $450,000, and a minimum annual incentive bonus under the Management Incentive Plan (or any similar plan) of 50% of annual base salary if certain performance goals are met.

    If Mr. Van Stekelenburg's employment is involuntarily terminated without cause, he will be entitled to receive salary, health and welfare benefits, and an annual bonus (equal to the average amount of his incentive bonuses during the three years preceding termination) for the two years following such termination. In addition, if such involuntary termination occurs during the five year initial term of the employment agreement, Mr. Van Stekelenburg's stock options will become immediately exercisable and his years of service for calculating SERP benefits will be increased by two years. Severance payments will be offset by any payments (other than tax reimbursements) made under his "change in control" agreement described below. In general, "cause" is defined as a willful and continued failure to perform assigned duties after notice of such failure, or willful misconduct that is materially injurious to the Company. Mr. Van Stekelenburg will be deemed to have been involuntarily terminated without cause in any of the following events: (1) the Company's non-renewal of his employment agreement without cause; (2) Mr. Van Stekelenburg's disability, failure to be reappointed as President or Chief Executive Officer, or failure to be re-elected to the Board of Directors or (3) the Board of Director's failure to approve Mr. Van Stekelenburg's strategic plans for the Company as a result of irreconcilable differences with respect to the future direction of the Company.

    The Company entered into an employment agreement with Harold E. Feather effective June 20, 1994, which provides that Mr. Feather will be paid a minimum base salary of $275,000 and an annual car allowance of no less than $7,200 through December 31, 1998. In the event that Mr. Feather is terminated by the Company for any reason other than Mr. Feather's death, disability, or for cause, Mr. Feather will continue to receive his base salary through December 31, 1998, provided that Mr. Feather does not directly or indirectly compete against the Company.

    The Company has entered into agreements with each Named Executive and certain other officers that provide for the payment of specified benefits if, within two years after a "change in control," the Company terminates the employment of the officer other than for disability or cause or if the officer elects to terminate his employment for "good reason" (as defined in such agreements). In general, a "change in control" is deemed to occur if any person becomes the beneficial owner of 25% or more of the combined voting power of the Company's outstanding securities, or upon a change in the membership of the Company's Board of Directors within any 12 month period, with the result that the incumbent directors do not constitute a majority of the Board of Directors. Under such circumstances, the officer will receive an amount equal to 2.99 times the sum of his base salary plus the amount that would otherwise be earned under any executive compensation plan. Mr. Van Stekelenburg will receive an amount equal to 2.99 times the sum of his base salary plus the amount that would otherwise be earned under any executive compensation plan if, within two years subsequent to a change in control, his employment is terminated by the Company for any or no reason or if Mr. Van Stekelenburg elects to terminate his employment for any or no reason. The agreements with Messrs. Van Stekelenburg and Feather also provide for payment of an amount necessary to restore any benefit diminution if the 20% excise tax imposed under Section 4999 of the Internal Revenue Code is applicable to their agreements.

                               PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index and the Dow Jones Consumer Non-Cyclical Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each index on April 29, 1990 and the reinvestment of all dividends).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG RYKOFF-SEXTON, INC., THE S&P 500 INDEX
                 AND THE DOW JONES CONSUMER NON-CYCLICAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

          RYKOFF-SEXTON, INC.
                                          Cumulative
                                           Total Re-
                                                turn
                                                4/90        4/91        4/92        4/93        4/94        4/95
Rykoff-Sexton, Inc.                             $100        $116        $122         $98        $128        $149
S&P 500 Index                                   $100        $118        $134        $147        $154        $181
Dow Jones Consumer
Non-Cyclical Index                              $100        $143        $166        $152        $158        $206

                              CERTAIN TRANSACTIONS

    During fiscal 1995, Mr. Mark Van Stekelenburg, President and Chief Executive Officer of the Company, was indebted to the Company in the amount of $469,000 in connection with the 1991 Loan. This amount was repaid in full in March 1995. Mr. Van Stekelenburg was also indebted to the Company during fiscal 1995 in the amount of $350,000 in connection with the 1995 Loan. The largest aggregate amount of indebtedness outstanding during fiscal 1995 was $469,000. The amount of such indebtedness outstanding as of July 21, 1995 was $350,000. The 1995 indebtedness is evidenced by a secured, non-interest bearing demand promissory note.

    The law firm of Maslon Edelman Borman & Brand, a Professional Limited Liability Partnership, of which Mr. Neil I. Sell is a partner, provided legal services to the Company during fiscal 1995.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee, has selected Arthur Andersen LLP as independent public accountants for fiscal 1996. Arthur Andersen LLP has been the independent public accountants for the Company since 1972. A representative of Arthur Andersen LLP is expected to attend the meeting and to have an opportunity to make a statement and respond to appropriate questions from stockholders.

    Unless  instructed  to  the  contrary,   all  proxies  will  be  voted   for
ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company for fiscal 1996.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed by them.

    Based solely on its review of copies of such forms furnished to the Company, or written representations that no filings of Form 5 reports were required, the Company believes that during the fiscal year ended April 29, 1995, the Company's officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to them.

                           PROPOSALS OF STOCKHOLDERS

    All proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders of the Company pursuant to the Exchange Act must be received by the Company at its executive offices on or before March 30, 1996.

                                 OTHER MATTERS

    The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Neil I. Sell
                                          SECRETARY

                               RYKOFF-SEXTON, INC.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--SEPTEMBER 15, 1995

The undersigned, a stockholder of Rykoff-Sexton, Inc., hereby appoints James I. Maslon and R. Burt Gookin, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of Rykoff-Sexton, Inc. to be held at the Park Hyatt Hotel, 800 North Michigan Avenue, Chicago, Illinois, 60611, on Friday, September 15, 1995, at 10:00 A.M., and at any adjournments thereof, with all the powers which the undersigned would possess if personally present, upon the following:



                         (CONTINUED ON THE REVERSE SIDE)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the proposals set forth herein as directed by the stockholders, but if no direction is made in the space provided, it will be voted FOR each of the proposals.

/X/ PLEASE MARK YOUR CHOICES LIKE THIS

                -------------------    -------------------------
                      COMMON                     D.R.S.

PLEASE MARK YOUR CHOICE
 IN BLUE OR BLACK INK

- --------------------------------------------------------------------------------
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"  EACH PROPOSAL
- --------------------------------------------------------------------------------

(1) To elect four persons to the Board of Directors, three of whom have terms ending in 1998 and one of whom has a term ending in 1997.


                 FOR all nominees            WITHHOLD AUTHORITY
                 (except as marked           to vote for all nominees
                 to the contrary)            listed
                         / /                         / /

James P. Miscoll    Bernard Sweet
Jan W. Jeurgens     Mark Van Stekelenburg

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

_______________________________________________________________________________

(2) Approval of Arthur Andersen, LLP as independent public accountants for the Company for fiscal 1996.

(3) Upon such other business as may properly come before the meeting or any adjornment thereof.

                            FOR    AGAINST   ABSTAIN
                            / /      / /       / /

                                 The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting.

                                 Dated ___________________________________ ,1995

                                 _______________________________________________
                                                  Signature

                                 _______________________________________________
                                                  Signature

                                 (Stockholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)